Exhibit 99.5

February 13, 2026

To: Ping An Biomedical Co., Ltd.

22/F, China United Plaza

1002-1008, Tai Nan West Street

Cheung Sha Wan, Kowloon, Hong Kong

Ladies and Gentlemen,

We are lawyers qualified in the Mainland of People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section A).

We act as the PRC counsel to Ping An Biomedical Co., Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the proposed resale, from time to time, by the selling shareholder or its permitted transferees named in such prospectus of up to 13,611,800 ordinary shares (the “Resale Shares”), par value US$0.0000625 per share (each, an “Ordinary Share,” and collectively, the “Ordinary Shares”), of the Company.

A.       Definitions

The following terms as used in this legal opinion (this “Opinion”) are defined as follows:

“PRC Laws”	means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Authorities”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“PRC Subsidiary”	refers to New Brand Cashmere Products Co., Ltd, the subsidiary of the Company incorporated in the PRC.

“Prospectus”	mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

B.       Documents Examined and Assumptions

We have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, the PRC Subsidiary and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”). In reviewing the Documents and for the purpose of this Opinion, we have assumed:

1.	that all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

3.	that no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion, such amendments, revisions, modifications or other changes not having been provided to us;

4.	that all information (including factual statements) provided to us by the Company and the PRC Subsidiary in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiary have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

5.	that all parties (apart from PRC Subsidiary) have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

6.	that all parties (apart from PRC Subsidiary) have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

7.	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

8.	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

9.	that this Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

C.       Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	At present, the PRC government has initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in certain areas in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Based on the information made available to us, the Company does not believe that it is directly subject to these regulatory actions or statements, as it does not have a VIE structure and its business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Since these statements and regulatory actions are new, it is highly uncertain how soon the relevant legislative or administrative rule-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the Company’s daily business operations or its ability to accept foreign investments and list on a U.S. exchange. Any change in foreign investment regulations and other policies in China, or related enforcement actions by the PRC government, could result in a material change in the Company’s operations and/or the value of the securities it is registering for sale and could significantly limit or completely hinder its ability to offer or continue to offer its securities to investors or cause the value of its Ordinary Shares to significantly decline or become worthless.

2.	The PRC government has recently indicated that it may exert more control or influence over offerings of securities conducted overseas. As confirmed by the Company, as of the date of this Opinion, the Company is not subject to cybersecurity review with the CAC to conduct business operations in China, given that: (i) the Company provide any network service for individual users, (ii) all the customers and suppliers of New Brand are enterprises, (iii) the Company and its PRC subsidiary have possessed substantially less than one million users of personal information in their business operations, (iv) the Company and its PRC subsidiary are not recognized as “operators of critical information infrastructure” by any competent authority, (v) the Company and its PRC subsidiary have not been involved in any investigations initiated by the CAC, nor, to our knowledge, have they received any inquiry, notice, warning, or sanction in such respect. Additionally, on September 24, 2024, the CAC released the Administrative Regulations on the Network Data Security, or the Data Security Regulations, which became effective on January 1, 2025. The Data Security Regulations may apply to the use of networks to carry out data processing activities and the supervision and administration of network data security in mainland China, and apply to activities outside mainland China to process personal information of any natural persons in mainland China under any of the following circumstances: (i) for the purpose of providing products or services to natural persons in mainland China; (ii) analyzing and evaluating the behavior of natural persons in mainland China; and (iii) other circumstances stipulated by laws and administrative regulations. The Data Security Regulations further stipulate that where it is indeed necessary to transfer “important data” collected and generated by a network data processor during its operation within the territory of mainland China to overseas parties, it shall pass the security assessment for cross-border data transfer organized by the CAC. Network data processors should identify and declare “important data” in accordance with the relevant provisions, but are not required to conduct a security assessment for outbound data transfer for data that has not been notified or published as “important data” by relevant departments or regions. In addition, the Data Security Regulations provide that data processors that process “important data” must conduct an annual data security assessment with regard to data processing activities and submit the assessment report to relevant competent authorities at or above the provincial level. Since the Data Security Regulations are newly promulgated, there remains uncertainty as to how they will be implemented and interpreted by the competent authorities and whether PRC regulatory agencies, including the CAC, will adopt new laws, regulations, rules, or detailed implementation and interpretations related to security assessment. At this stage, we are unable to predict the impact of the Data Security Regulations on the Company, if any, and we note that the Company has advised that it will closely monitor and assess any developments in the implementation and interpretation of the Data Security Regulations. If any new laws, regulations, rules, or implementation and interpretations mandate clearance of cybersecurity review and other specific actions to be completed by companies operating in Hong Kong such as the Company, uncertainties would remain as to whether such clearance could be timely obtained, or at all.

3.	On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date as the issuance of the Trial Measures, the CSRC circulated No. 1 to No. 5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC (collectively, the “Guidance Rules and Notice”). Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following the submission of their initial public offering or listing application. Companies that have already been listed on overseas stock exchanges or have obtained approval from overseas supervisory administrations or stock exchanges for their offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for their listing but are required to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervisory administrations prior to the effective date of the Trial Measures but have not yet obtained approval from overseas supervisory administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before their overseas issuance and listing. After completing filings with the CSRC and before the overseas offering and listing, where a company has a major change to its main business or business license qualification, the right of control or equity structure, or the offering and listing plan, such company shall promptly report to the CSRC and update the filing materials within three working days of the occurrence of the relevant matters. Where a change of control occurs after the completion of an overseas offering and listing, the company shall report the relevant particulars to the CSRC within three working days from the date of the occurrence and public announcement of such change of control.

4.	Based on our understanding of relevant PRC laws and regulations, and subject to the qualifications herein, if the Resale Shares result in a change of control of the Company, the Company shall report the relevant particulars to the CSRC within three working days from the date of the occurrence and public announcement of such change of control. However, we cannot assure you that the CSRC would reach the same conclusion as we do. If it is determined that the Company was required to submit other reports or filings to the CSRC within three working days after completion and the Company fails to complete such reporting or filing procedures, the Company may face investigation and penalties by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering, which may materially and adversely affect its business, financial condition, and results of operations.

5.	If the Company (i) is required to complete filings with the CSRC in connection with this offering and does not complete such filings, or (ii) if applicable laws, regulations, or interpretations change and require the Company to declare to the Office of Cybersecurity Review for cybersecurity review or obtain other permissions or approvals in the future, the Company may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on the Company’s operations in China, limit its ability to pay dividends outside of China, limit its operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on its business as well as the trading price of its Ordinary Shares. The Company could be required to restructure its operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring the Company, or making it advisable for the Company, to halt this offering before settlement and delivery of the Resale Shares. Any action taken by the PRC government could significantly limit or completely hinder the Company’s operations in the PRC and its ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

6.	Current PRC regulations permit the Company’s PRC subsidiary, New Brand, to pay dividends to Multi Ridge only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. New Brand is required to set aside at least 10% of its after-tax profits as a statutory common reserve fund until the cumulative amount of such statutory common reserve fund reaches 50% or more of its registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Furthermore, the transfer of funds from Multi Ridge to New Brand, either as an increase in registered capital or a shareholder loan, is subject to approval by, registration or filing with, relevant Chinese authorities. Capital contributions to the Company’s PRC subsidiary are subject to registration with the State Administration for Market Regulation, or the SAMR, information reporting in the online enterprise registration system, and foreign exchange registration with qualified banks. In addition, (a) any foreign loan procured by the Company’s PRC subsidiary is required to be filed with State Administration for Foreign Exchange (the “SAFE”) through SAFE’s online filing system, and (b) the Company’s PRC subsidiary may not procure loans exceeding a statutory upper limit that takes into account the total investment in projects approved by the competent authorities and its registered capital. Any loans provided by the Company to its PRC subsidiary with a term exceeding one year must be recorded and registered with the NDRC or its local branches.

7.	Pursuant to the PRC Foreign Exchange Regulations, RMB is, in general, freely convertible for payments under current account items, such as foreign exchange transactions relating to trading, services and payment of dividends, but not for payments under capital account items, including capital transfers, direct investment, securities investment, derivative products or loans, except with prior approval granted by the SAFE. Payments of current account items, such as profit distributions and trade- and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from, registration or filing with, appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. Foreign-invested enterprises established in China, by providing certain documents (such as board resolutions and tax registration certificates), may purchase foreign exchange for dividend payments, trading or services without SAFE approval. The PRC government may also, from time to time, impose controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. Accordingly, the Company may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from its profits. Furthermore, if the Company’s PRC subsidiary, New Brand, incurs debt in the future, the instrument governing such debt may restrict its ability to pay dividends or make other payments. If the Company or its subsidiaries are unable to receive cash derived from the profits generated by operations in China, the Company may be unable to pay dividends on its Ordinary Shares.

8.	The Overseas Listing Trial Measures provide that if an issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed an indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in China, or its main place(s) of business are located in China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in China. Where an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, and such filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if submission of relevant application documents is not required). The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as a change of control or voluntary or forced delisting of issuers that have completed overseas offerings and listings.

9.	Guidance for Application of Regulatory Rules—Overseas Offering and Listing No. 1, promulgated by the CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purpose acquisition company, it shall submit the filing materials within three business days after such overseas special purpose acquisition company publicly announces such acquisition transaction.

10.	Based on information provided to us by the Company, on March 12, 2025, the Company completed the filing procedures with the CSRC in connection with the Business Combination, as required by the Overseas Listing Trial Measures for the listing of its securities on Nasdaq. On July 17, 2025, the Company further submitted a report on overseas listing to the CSRC in connection with the Business Combination. If the Resale Shares result in a change of control of the Company, the Company shall report the relevant particulars to the CSRC within three working days from the date of the occurrence and public announcement of such change of control. If the Company violates or is deemed to have violated any current or future rules or regulations, PRC regulatory agencies may impose fines and penalties on the Company’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of proceeds from offshore fund-raising activities into the PRC, or take other actions that could materially and adversely affect its business, financial condition and results of operations, as well as the trading price of its Ordinary Shares.

11.	We are of the view that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the relevant jurisdictions against the Company or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

12.	We note that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. As of the date of this Opinion, there exists no treaty and few other forms of reciprocity between the PRC and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments. In addition, pursuant to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against the Company or its directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it remains uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. We also note that it would be difficult for U.S. shareholders to originate actions against the Company in China in accordance with PRC laws because the Company is incorporated under the laws of the Cayman Islands, and it would be difficult for U.S. shareholders, solely by virtue of holding the Company’s Ordinary Shares, to establish a connection to the PRC sufficient for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

The foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this Opinion and is subject to the following qualifications:

(a)	We express no opinion as to any law other than the PRC Laws in force on the date of this Opinion. In particular, we express no opinion as to the laws of the Special Administrative Regions of Hong Kong and Macau or Taiwan.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(c)	The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We undertake no obligation to advise you of facts or changes in law occurring after the date of this Opinion which might affect the opinions expressed herein.

(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the addressee hereof. According to the Administrative Measures on the Engagement of Law Firms for Securities Services issued by the Ministry of Justice of the PRC and the CSRC on 9 March 2007, the same law firm shall not concurrently issue legal opinions for the issuer, sponsor and underwriter for the same securities issue. So under no circumstances shall the sponsor and underwriter be permitted to use or rely on any statement of opinion or fact set out in the Opinion.

This opinion is solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by anyone else in connection with this opinion or used for any other purpose.

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[Signature Page]

Yours sincerely,

/s/JunZeJun Law Offices
JunZeJun Law Offices

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